As filed with the Securities and Exchange Commission on July 5, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________

EARTHSTONE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0592823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
(281) 298-4246
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________

Robert J. Anderson
President and Chief Executive Officer
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
(281) 298-4246
(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Reid A. Godbolt, Esq. Adam J. Fogoros, Esq. Jones & Keller, P.C. 1675 Broadway, 26th Floor Denver, Colorado 80202 Telephone: (303) 573-1600
___________

Approximate date of commencement of proposed sale to the public: From time to time, after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐                        Accelerated filer ☒
Non-accelerated filer ☐                           Smaller reporting company ☐
                                Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

EARTHSTONE ENERGY, INC.

19,417,476 Shares of Class A common stock

The selling stockholders may offer and sell up to 19,417,476 shares in the aggregate of our Class A common stock from time to time in one or more offerings. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

The selling stockholders may offer and sell shares of our Class A common stock at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. If any underwriters, dealers or agents are involved in the sale of any of the shares, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No shares may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such shares. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our Class A common stock.

We are registering 19,417,476 shares of Class A common stock for sale by the selling stockholders pursuant to a registration rights agreement, dated as of February 15, 2022 (the “Chisholm Registration Rights Agreement”), which we entered into in connection with the closing of the acquisition of certain interests in oil and gas leases and related property of Chisholm Energy Operating, LLC (“OpCo”) and Chisholm Energy Agent, Inc. (“Agent” and collectively with OpCo, “Chisholm”) on February 15, 2022 (the “Chisholm Acquisition”).

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “ESTE.” On June 29, 2022, the last reported sales price of our Class A common stock on the NYSE was $14.93 per share.

Investing in our securities involves risks. You should consider the risk factors referred to in the section entitled “Risk Factors” on page 8 of this prospectus and in any prospectus supplement hereto, as well as documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
————————
The date of this prospectus is July 5, 2022.

_____________

Neither we nor the selling stockholders have authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy shares anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the Securities and Exchange Commission, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these shares.
4

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, should the selling stockholders choose to do so, they may, over time, offer and sell the shares described in this prospectus in one or more offerings or resales. This prospectus provides a general description of the shares. Each time any of the selling stockholders offer and sell any of the shares described herein, the selling stockholders may provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any free-writing prospectus together with the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

We and the selling stockholders have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement to this prospectus is accurate as of any date other than the date on its respective cover page, or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any applicable prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below under “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K). If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We are required to file annual and quarterly reports and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also find our SEC filings on our website at www.earthstoneenergy.com. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus are forward-looking statements. These forward-looking statements can generally be identified by the use of words such as “may,” “will,” “could,” “should,” “project,” “intends,” “plans,” “pursue,” “target,” “continue,” “believes,” “anticipates,” “efforts,” “expects,” “estimates,” “forecast,” “guidance,” “possible,” “probable,” “predicts,” “potential,” or “view,” the negative of such terms or variations thereon, or other comparable terminology. Statements that describe our future plans, strategies, intentions, expectations, objectives, goals, potential acquisitions or mergers or prospects are also forward-looking statements. Actual results could differ materially from those anticipated in this prospectus or these forward-looking statements. Readers should consider carefully the risks discussed under the “Risk Factors” section of this prospectus and included in other sections of this prospectus which describe factors that could cause our actual results to differ from those anticipated in forward-looking statements, including, but not limited to, the following factors:

•    volatility and weakness in commodity prices for oil, natural gas and natural gas liquids and the effect of prices set or influenced by action of the Organization of Petroleum Exporting Countries (“OPEC”), its members and other oil and natural gas producing countries;
•    the effect of existing and future laws, governmental regulations and the political and economic climates of the United States;
•    substantial changes in estimates of our proved oil and natural gas reserves;

•    substantial declines in the estimated values of our oil and natural gas reserves;
•    our ability to replace our oil and natural gas reserves as they are produced;
•    the risk of the actual presence or recoverability of oil and natural gas reserves and that future production rates will be less than estimated;
•    the potential for production decline rates and associated production costs for our wells to be greater than we forecast;
•    the timing and extent of our success in acquiring, discovering, developing and producing oil and natural gas reserves;
•    the financial ability and willingness of our partners under our joint operating agreements to join in our future development, exploration and production activities;
•    our ability to acquire additional oil and natural gas leases;
•    the cost and availability of high quality equipment and services with fully trained and adequate personnel, such as drilling rigs and completion equipment on a timely basis and at reasonable prices;
•    inflation pressures may increase our costs and expenses thereby adversely affecting our results of operations;
•    risks in connection with potential acquisitions and the integration of significant acquisitions or assets acquired through merger or otherwise;
•    the possibility that acquisitions and divestitures may involve unexpected costs or delays, and that acquisitions may not achieve intended benefits;
•    the possibility that potential divestitures may not occur or could be burdened with unforeseen costs;
•    our leverage gives rise to significant adverse effects on our business if we fail to timely meet our debt service or debt repayment obligations;
•    unanticipated reductions in the borrowing base under the credit agreement we are party to;
•    risks incidental to the drilling and operation of oil and natural gas wells including mechanical failures;
•    the availability of sufficient pipeline and other transportation facilities to carry our production to market and the impact of these facilities on realized prices;
•    significant competition for oil and natural gas acreage and acquisitions;
•    our ability to retain key members of senior management and key technical and financial employees;
•    changes in environmental laws and the regulation and enforcement related to those laws;
•    the identification of and severity of environmental events and governmental responses to these or other environmental events;
•    legislative or regulatory changes, including retroactive royalty or production tax regimes, hydraulic-fracturing regulations, climate change legislation, derivatives reform, and changes in federal and state income taxes;
•    general economic conditions, whether internationally, nationally or in the regional and local market areas in which we conduct business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets for equity and debt will be disrupted or unavailable;

•    social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States and acts of terrorism or sabotage;
•    the insurance coverage maintained by us may not adequately cover all losses that may be sustained in connection with our business activities;
•    other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or oil and natural gas prices;
•    the effect of our oil and natural gas derivative activities;
•    title to the properties in which we have an interest may be impaired by title defects;
•    our dependency on the skill, ability and decisions of third party operators of oil and natural gas properties in which we have non-operated working interests; and
•    possible adverse results from litigation and the use of financial resources to defend ourselves.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus. Other than as required under applicable securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise. You should not place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date of this prospectus or, if earlier, as of the date they were made.

SUMMARY
 Overview

Earthstone Energy, Inc., a Delaware corporation (“Earthstone” and together with its consolidated subsidiaries, the “Company,” “our,” “we,” “us,” or similar terms), is a growth-oriented independent oil and gas company engaged in the acquisition and development of oil and gas reserves through activities that include the acquisition, drilling and development of undeveloped leases, asset and corporate acquisitions and mergers. Our operations are all in the upstream segment of the oil and natural gas industry and all our properties are onshore in the United States. At present, our assets are located in the Midland Basin in West Texas, the Eagle Ford Trend in South Texas and the Delaware Basin in New Mexico. Our Class A common stock is listed on the NYSE under the trading symbol “ESTE.”

Organizational Structure

Earthstone is the sole managing member of Earthstone Energy Holdings, LLC (“EEH”), with a controlling interest in EEH. Earthstone, together with its wholly-owned subsidiary, Lynden Energy Corp., a corporation organized under the laws of British Columbia (“Lynden Corp”), and Lynden Corp’s wholly-owned consolidated subsidiary, Lynden USA Inc., a Utah corporation (“Lynden US”), and also a member of EEH, consolidates the financial results of EEH and records a noncontrolling interest in the consolidated financial statements representing the economic interests of EEH’s members other than Earthstone and Lynden US.

Recent Chisholm Acquisition

On February 15, 2022, we closed the acquisition of certain interests in oil and gas leases and related property of Chisholm, pursuant to that certain Purchase and Sale Agreement dated December 15, 2021 (the “Chisholm Agreement”) by and among Earthstone, EEH and Chisholm. As partial consideration for the Chisholm Acquisition, we issued 19,417,476 shares of our Class A common stock to the selling stockholders identified herein. As part of the Chisholm Acquisition pursuant to the Chisholm Registration Rights Agreement (as defined below), we agreed to file the registration statement of which this prospectus forms a part to register the sale by the selling stockholders of such shares.

Recent Bighorn Acquisition

On April 14, 2022, Earthstone and Bighorn Asset Company, LLC (“Bighorn”) as seller, consummated the Purchase and Sale Agreement dated January 30, 2022, by and among Earthstone, EEH and Bighorn (the “Bighorn Purchase Agreement”). At the closing of the Bighorn Purchase Agreement, among other things, EEH acquired (the “Bighorn Acquisition”) interests in oil and gas leases and related property of Bighorn located in the Midland Basin, Texas, for a purchase price of approximately $640.8 million in cash, net of preliminary and customary purchase price adjustments which remain subject to final post-closing settlement between EEH and Bighorn, and 5,650,977 shares of Earthstone Class A common stock. At the closing of the Bighorn Acquisition, 510,638 of the shares were deposited in a stock escrow account to support Bighorn’s indemnity obligations and 5,140,339 of the shares were issued to Bighorn Permian Resources, LLC, an affiliate of Bighorn.

Corporate Information

Our principal executive offices are located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. Our telephone number is (281) 298-4246. You can find more information about us at our website located at www.earthstoneenergy.com. The information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

THE OFFERING

Class A common stock offered by the selling stockholders:	19,417,476

Total shares of Class A common stock outstanding on June 29, 2022	79,101,902

Use of proceeds:	The selling stockholders will receive all of the proceeds from the sale or other disposition of shares of Class A common stock covered by this prospectus. We will not receive any proceeds from the sale or other disposition of shares in this offering by the selling stockholders.

NYSE symbol:	ESTE

Risk factors:	You should carefully consider the risk factors we face that are included or incorporated by reference in this prospectus before deciding whether or not to invest in shares of our Class A common stock. See “Statement Concerning Forward Looking Statements,” “Where You Can Find More Information” and “Risk Factors.” above.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our Class A common stock being offered by any of the selling stockholders. We are required to pay certain offering fees and expenses in connection with the registration of the selling stockholders’ shares and to indemnify the selling stockholders against certain liabilities.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time of up to 19,417,476 shares of our Class A common stock by the stockholders identified in the table below, who we refer to in this prospectus as the “selling stockholders” and their transferees, pledgees, donees, assignees or other successors (each also a selling stockholder for purposes of this prospectus). We are registering these 19,417,476 shares of our Class A common stock for sale by the selling stockholders named below pursuant to the Chisholm Registration Rights Agreement, which we entered into in connection with the closing of the Chisholm Acquisition. The selling stockholders identified below may currently hold or acquire shares of our Class A common stock in addition to those set forth below.

Of the 19,417,476 shares issued pursuant to closing of the Chisholm Agreement, an aggregate of 14,975,728 shares of our Class A common stock were issued by Earthstone directly to the selling stockholders on February 15, 2022. We refer to these shares as the “Directly Issued Shares.” An aggregate of 4,441,748 shares of Class A common stock have been deposited into escrow with Direct Transfer, LLC (“Direct Transfer”) under the terms of an escrow agreement to support the sellers’ indemnification obligations under the Chisholm Agreement. We refer to these shares as the “Escrow Shares.” The Escrow Shares will be released from the Direct Transfer escrow account in accordance with the terms of the Chisholm Agreement and related escrow agreement with Direct Transfer (the “Escrow Agreement”) to distribute to the selling stockholders, on a pro rata basis, (i) at approximately six months after February 15, 2022, 50% of the shares in the escrow account that are not subject to indemnity claims, and (ii) at approximately 12 months after February 15, 2022, the remaining shares in the escrow account not then subject to indemnity claims. The table below reflects both the Directly Issued Shares and the Escrow Shares.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of our Class A common stock beneficially owned by them.

The information in the table below (other than the percentages of our outstanding Class A common stock beneficially owned) in respect of the selling stockholders was furnished by or on behalf of the selling stockholders and is as of the date hereof. Except as may be noted elsewhere in this prospectus or in information incorporated herein by reference and except as related to the Chisholm Agreement and the Chisholm Registration Rights Agreement, the selling stockholders do not have, and within the past three years have not had, any material relationship with us or any of our affiliates.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in any supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus if applicable to include additional selling stockholders upon provision of all required information to us and subject to the terms of any relevant agreement between us and the selling stockholders.

The selling stockholders are not obligated to sell any of the shares of our Class A common stock offered by this prospectus. Because the selling stockholders identified in the table below may sell some or all of the shares of our Class A common stock owned by them that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares of our Class A common stock, no estimate can be given as to the number of shares of our Class A common stock covered by this prospectus that will be held by the selling stockholders upon termination of this offering. In addition, subject to the Chisholm Registration Rights Agreement, the selling stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. Therefore, for purposes of the following table and as of the date of this Prospectus we have assumed that the selling stockholders will sell all of the shares of our Class A common stock beneficially owned by them that are covered by this prospectus, but will not otherwise sell any other shares of our Class A common stock that they may currently own.

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering			Shares of Class A Common Stock Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage (1)	Shares Offered	Number	Percentage (1)
Aaron Gaydosik	269,235	*	269,235	—	—
Andrew Tullis	18,050	*	18,050	—	—
Beau Sullivan	42,615	*	42,615	—	—
Bill Francis	2,581	*	2,581	—	—
Brad Grandstaff	211,037	*	211,037	—	—
Bradley Burke	37,453	*	37,453	—	—
Brian Cassens	366,677	*	366,677	—	—
Chisholm Energy Holdings, LLC (2)	350,705	*	350,705	—	—
Chisholm Energy Operating, LLC (3)	4,441,748	5.6%	4,441,748	—	—
Courtney Bravo	16,297	*	16,297	—	—
David Braddock	13,561	*	13,561	—	—
Gayle Burleson	10,185	*	10,185	—	—
George Roth	1,873	*	1,873	—	—
Jacob Daniels	270	*	270	—	—
James Addison	10,185	*	10,185	—	—
Jennifer Elrod	4,075	*	4,075	—	—
Joel Hall	14,260	*	14,260	—	—
Jogina Murphy	1,348	*	1,348	—	—
Jonathan Slagle	40,742	*	40,742	—	—
Jordan Huelse	10,185	*	10,185	—	—
Joshua Kuhn	40,379	*	40,379	—	—
Juan Yanez	181	*	181	—	—
Kenneth L. Acklie	1,741	*	1,741	—	—
Lauren Franco	5,093	*	5,093	—	—
Lecia McNair	468	*	468	—	—
Linda Slone	539	*	539	—	—
Luke Shelton	15,278	*	15,278	—	—
Mark Whitley	77,031	*	77,031	—	—
Martin Emery	31,570	*	31,570	—	—
Mike Middlebrook	46,147	*	46,147	—	—
Ontario Teachers’ Pension Plan Board (4)	2,660,581	3.4%	2,660,581	—	—
Paul Martinez	16,132	*	16,132	—	—
Randall B. Ferrell	162,967	*	162,967	—	—

Roger Pinkerton	10,899	*	10,899	—	—
Russell Simons	3,746	*	3,746	—	—
Sam Stringer	1,347	*	1,347	—	—
Scott Germann	586,683	*	586,683	—	—
Scott Herstein	19,437	*	19,437	—	—
Skyler Brodbeck	23,834	*	23,834	—	—
Spencer Davis Armour IV	3,079	*	3,079	—	—
Stephen C. Hurley	14,575	*	14,575	—	—
Steve Poe	2,581	*	2,581	—	—
Tyler Lane	37,450	*	37,450	—	—
Warburg Pincus Energy (E&P) Partners-A, L.P. (5)	473,890	*	172,944	300,946	*
Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC (5)	58,324	*	58,324	—	—
Warburg Pincus Energy (E&P)-A, L.P. (5)	7,846,296	9.9%	2,512,766	5,333,530	6.7%
Warburg Pincus Private Equity (E&P) XII (A), L.P. (5)	1,853,446	2.3%	1,853,446	—	—
Warburg Pincus Private Equity (E&P) XII-D (A), L.P. (5)	44,479	*	44,479	—	—
Warburg Pincus Private Equity (E&P) XII-E (A), L.P. (5)	67,301	*	67,301	—	—
Warburg Pincus XII (E&P) Partners-1, L.P. (5)	311,908	*	311,908	—	—
Warburg Pincus XII (E&P) Partners-2 Chisholm, LLC(5)	29,010	*	29,010	—	—
WP Energy Chisholm Holdings, L.P. (5)	1,827,326	2.3%	1,827,326	—	—
WP Energy Partners Chisholm Holdings, L.P. (5)	149,615	*	149,615	—	—
WP XII (E&P) Partners (A), L.P. (5)	121,214	*	121,214	—	—
WP XII Chisholm Holdings, L.P. (5)	2,644,323	3.3%	2,644,323	—	—
TOTAL	25,051,952	31.7%	19,417,476	5,634,476	7.1%
__________________________

*	Represents less than one percent.

(1)    The percentage is based upon 79,101,902 shares of Class A common stock issued and outstanding as of June 29, 2022. It does not include 25,225,225 shares of Class A common stock which are to be issued on July 6, 2022 upon automatic conversion of the Company’s Convertible Preferred Stock into Class A common stock as described under “Description of Capital Stock – Series A Convertible Preferred Stock – Conversion.”

(2)    Messrs. David Habachy, C. Ryan Dalton and Scott Germann, as the managers of Chisholm Energy Holdings, LLC, have shared voting and investment power over the shares offered hereby. The address of Chisholm Energy Holdings, LLC is 801 Cherry Street, Suite 1200, Fort Worth, Texas 76102.

(3)    Represents the 4,441,748 Escrow Shares that will be distributed to the other selling stockholders on a pro rata basis upon release from escrow in accordance with the terms of the Escrow Agreement and the Chisholm Agreement. Chisholm Energy Holdings, LLC is the sole member of Chisholm Energy Operating, LLC. Messrs. David Habachy, C. Ryan Dalton and Scott Germann, as the managers of Chisholm Energy Holdings, LLC, have shared voting and investment power over the shares offered hereby. The address of Chisholm Energy Holdings, LLC and Chisholm Energy Operating, LLC is 801 Cherry Street, Suite 1200, Fort Worth, Texas 76102.

(4)    Consists of 2,660,581 shares of Class A common stock held of record by Ontario Teachers’ Pension Plan Board, or OTPP. The President and Chief Executive Officer of OTPP has delegated to each of Zvi Orvitz and Romeo Leemrijgse the authority to implement disposition decisions with respect to the shares of our Class A common stock that are held by or may be acquired by OTPP; however, approval of such decisions are made by senior personnel within the capital markets group of OTPP in accordance with internal portfolio guidelines. Voting decisions are made by OTPP in accordance with internal proxy voting guidelines. As such, each of Zvi Orvitz and Romeo Leemrijgse expressly disclaims beneficial ownership of the shares of Class A common stock that are held by or may be acquired by OTPP. The business address of the OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(5)    Warburg Pincus Energy (E&P) Partners-B, L.P. (“WPE E&P Partners B”) is the managing member of Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC (“WPE E&P Partners B Chisholm”). Warburg Pincus (E&P) Energy GP, L.P. (“WPE E&P GP”) is the general partner of Warburg Pincus Energy (E&P) Partners-B, L.P. (“WPE E&P Partners B”), Warburg Pincus Energy (E&P) Partners-A, L.P. (“WPE E&P Partners A”), Warburg Pincus Energy (E&P)-A, L.P. (“WPE E&P A”), WP Energy Chisholm Holdings, L.P. (“WPE Chisholm Holdings”) and WP Energy Partners Chisholm Holdings, L.P. Warburg Pincus (E&P) Energy LLC ("WPE E&P Energy LLC") is the general partner of WPE E&P GP. Warburg Pincus XII (E&P) Partners-2, L.P. (“WP XII E&P Partners 2”) is the managing member of WP XII E&P Partners 2 Chisholm. Warburg Pincus (E&P) XII, L.P. (“WP E&P XII”) is the general partner of WP XII E&P Partners 2, Warburg Pincus Private Equity (E&P) XII (A), L.P. (“WP PE E&P XII”), WP XII Chisholm Holdings, L.P. (“WP XII Chisholm Holdings”), Warburg Pincus Private Equity (E&P) XII-D (A), L.P. (“WP PE E&P XII D”), Warburg Pincus Private Equity (E&P) XII-E (A), L.P. (“WP PE E&P XII E”), WP XII (E&P) Partners (A), L.P. (“WP XII E&P Partners A”) and Warburg Pincus XII (E&P) Partners-1, L.P. (“WP XII E&P Partners 1”). Warburg Pincus (E&P) XII LLC (“WP E&P XII LLC”) is the general partner of WP E&P XII. Warburg Pincus (E&P) Energy LLC (“WPE E&P GP LLC”) is the general partner of WPE E&P GP. Warburg Pincus Partners II (US), L.P. (“WPP II US”) is the managing member of WP E&P XII LLC and WPE E&P GP LLC. Warburg Pincus & Company US, LLC (“WP & Co. US LLC”) is the general partner of WPP II US. Warburg Pincus LLC (“WP LLC”) is a registered investment adviser, and the manager of WP PE E&P XII, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners 1, WP XII E&P Partners A, WPE E&P Partners A, WPE E&P Partners B and WPE E&P (collectively, the “Managed Entities”). As such, each of WPE E&P GP, WPE E&P GP LLC, WPP II US and WP & Co. US LLC may be deemed to share beneficial ownership of the shares held by each of WPE E&P A, WPE E&P Partners A, WPE E&P Partners B, WPE Chisholm Holdings and WPEP Chisholm Holdings. Each of WP E&P XII LLC and WP E&P XII may be deemed to share beneficial ownership of the shares held by each of WP XII E&P Partners 2 Chisholm, WP PE E&P XII, WP XII Chisholm Holdings, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners A and WP XII E&P Partners 1. WP XII E&P Partners 2 may be deemed to share beneficial ownership of the shares held by WP XII E&P Partners 2 Chisholm. WPE E&P Partners B may be deemed to share beneficial ownership of the shares held by WPE E&P Partners B Chisholm. Each of WPP II US and WP & Co. US LLC may be deemed to share beneficial ownership of the shares held by the selling stockholders. WP & Co. US LLC may be deemed to share beneficial ownership of the shares held by the Managed Entities. The address of the Warburg Entities is 450 Lexington Avenue, New York, New York 10017.

Registration Rights Agreement

In connection with the Chisholm Acquisition, we entered into the Chisholm Registration Rights Agreement with the selling stockholders. Pursuant to the terms of the Chisholm Registration Rights Agreement, the selling stockholders have registration rights with respect to the shares of Class A common stock acquired in the Chisholm Acquisition (the “Transaction Shares”). We were required to file a shelf registration statement on Form S‑3 covering the Transaction Shares, of which this prospectus is a part.

In addition, the selling stockholders have the right to demand that we register shares of their Class A common stock for sale in registered underwritten offerings, subject to certain limitations. The selling stockholders also have piggyback rights to register the shares of Class A common stock held by them in other registered underwritten offerings of equity securities conducted by us.

We must pay all fees and expenses related to our obligations under the Chisholm Registration Rights Agreement, except underwriting discounts and commission, if any, which must be paid by the selling stockholders. In addition, the Chisholm Registration Rights Agreement provides that we will indemnify the selling stockholders whose shares are covered by this prospectus or a prospectus supplement against losses, claims, damages, liabilities, judgments, costs and expenses arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in such prospectus or prospectus supplement or other violation of applicable laws that occurred in connection with registration of shares under the Chisholm Registration Rights Agreement. Subject to certain caps and restrictions, the selling stockholders whose shares are covered by this prospectus or prospectus supplement will severally indemnify us against losses, claims, damages, liabilities, judgments, costs and expenses arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in this prospectus or prospectus supplement to the extent that such untrue statement was made in reliance upon information provided by such selling stockholders.

We may not grant registration rights to any third party which are inconsistent with the rights granted to the selling stockholders under the Chisholm Registration Rights Agreement without the consent of the selling stockholders.

The Chisholm Registration Rights Agreement may not be amended or modified without the prior written consent of selling stockholders holding at least a majority of the shares then outstanding subject to registration. The shares of Class A common stock held by the selling stockholders cease to be subject to registration once all such shares have been distributed in the manner set forth in this prospectus or once there are no longer any such shares outstanding.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and is qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). For a complete description of the matters set forth in this section entitled “Description of Capital Stock,” you should refer to our Certificate of Incorporation, and our Bylaws, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 270,000,000 shares of capital stock, par value $0.001 per share, of which:

•    200,000,000 shares are designated as Class A common stock;

•    50,000,000 shares are designated as Class B Common Stock (together with the Class A common stock, the “Common Stock”); and

•    20,000,000 shares are designated as preferred stock.

As of June 29, 2022, there were 79,101,902 shares of Class A common stock issued and outstanding, 34,261,641 shares of Class B Common Stock issued and outstanding, and 280,000 shares of preferred stock issued and outstanding that will automatically convert into 25,225,225 shares of Class A common stock on July 6, 2022. Our Board is authorized, without stockholder approval except as required by the rules of the NYSE, to issue additional shares of capital stock.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock are entitled to vote. Except as otherwise provided in our Certificate of Incorporation, or by applicable law, the holders of shares of Common Stock shall vote together as a single class on all matters. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of Class A common stock have exclusively all other rights of stockholders of Earthstone, including but not limited to, (i) the right to receive dividends when, as and if declared by the Board out of assets lawfully available therefore and (ii) in the event of any distribution of assets upon the dissolution and liquidation of Earthstone, the right to receive ratably and equally all of the assets of Earthstone remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided in the future. Holders of Class B Common Stock as such are not entitled to receive dividends or distributions of assets upon dissolution or liquidation of Earthstone.

Shares of Class B Common Stock are exchangeable for shares of Class A common stock (or, if determined by Earthstone, cash) on a one-for-one basis on the terms and subject to the conditions set forth in the Second Amended and Restated Limited Liability Company Agreement of EEH (the “EEH LLC Agreement”). Earthstone has reserved out of its authorized but unissued shares of Class A common stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B Common Stock and EEH Common Units for Class A common stock pursuant to the EEH LLC Agreement, such number of shares of Class A common stock that will be issuable upon any such exchange pursuant to the EEH LLC Agreement.

Preferred Stock
The Board is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by our Board, subject to the limitations prescribed by law and in accordance with the provisions of our Certificate of Incorporation, including but not limited to the following:

•    The designation of the series and the number of shares to constitute the series.
•    The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.
•    Whether the shares of the series shall be subject to redemption by Earthstone and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.
•    The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.
•    Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.
•    The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.
•    The restrictions, if any, on the issue or reissue of any additional preferred stock.
•    The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of Earthstone.

Series A Convertible Preferred Stock

On January 30, 2022, Earthstone entered into an agreement under which an aggregate of 280,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) were authorized to be issued to EnCap Energy Capital Fund XI, L.P. and Cypress Investments, LLC, both of which may be deemed affiliates of Earthstone.

Each share of Preferred Stock will automatically convert into 90.0900900900901 shares of Class A common stock (and each fractional share of Preferred Stock will convert into a proportionate number of shares of Class A common stock) on the day following the occurrence of the events described below under “Conversion”. If conversion has not occurred on or before October 1, 2022, holders of the Preferred Stock will be entitled to receive quarterly dividends accruing from the date of initial issuance at a rate of 8.0% per annum. The following discussion summarizes some, but not all, provisions of the certificate of designations governing the Preferred Stock. The certificate of designations governing the Preferred Stock was filed with the Secretary of State of the State of Delaware on April 13, 2022 (the “Certificate”).

Conversion.    The Preferred Stock will automatically convert into Class A common stock on July 6, 2022, the day following the 20th calendar day after we mailed an information statement to stockholders of Earthstone. Upon such automatic conversion the rights of the Preferred Stock described below will also automatically terminate.

Ranking.    The Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up:

•    Junior to any other class or series of stock that has terms providing that such class or series will rank senior to the Preferred Stock;

•    On parity with any other class or series of stock that has terms providing that such class or series will rank on parity with the Preferred Stock (which we refer to as “parity securities”); and

•    Senior to our Common Stock, and each other class or series of stock that has terms providing that such class or series will rank junior to the Preferred Stock (which we refer to as “junior securities”).

Dividend Rights.    No dividends will be payable on the Preferred Stock if automatic conversion occurs on or before October 1, 2022. See “—Conversion.” However, if the Preferred Stock has not been converted into Class A common stock on or before October 1, 2022, then each holder of Preferred Stock will be entitled to receive dividends at an annual rate of 8.0% of the initial liquidation preference per share from the date of issuance. If a cash dividend is not declared and paid on any dividend payment date, then the liquidation preference per share of Preferred Stock will be increased by the amount of the unpaid dividend. An increase in the liquidation preference will have the effect of increasing the number of shares of Class A common stock into which the Preferred Stock is convertible, the price at which it is redeemable and the amount of the liquidation preference. Upon such an increase in the liquidation preference, we will have no further obligation with respect to the dividend that was accrued and payable with respect to the applicable dividend payment date.

Unless converted, dividends on the Preferred Stock will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2022 (each, a “dividend payment date”), to holders of record as they appear in our stock records at the close of business on the tenth business day immediately preceding the respective dividend payment date, or such other record date as may be fixed by our Board in advance of a dividend payment date, provided that no such record date shall be less than ten nor more than 60 calendar days preceding such date. Dividends payable on shares of Preferred Stock for any period other than a full quarterly period are computed on the basis of a 360-day year consisting of twelve 30-day months.

Earthstone may not, without the prior consent of the holders of 95% the outstanding Preferred Stock voting as a separate class, declare or pay any dividend or distribution, whether in liquidation or otherwise, to the holders of, or purchase, redeem or otherwise acquire for value prior to its stated maturity:

•    any junior securities (with certain exceptions for such securities repurchased under Earthstone’s employee incentive plan), or

•    any parity securities, unless such dividends or distribution is allocated (i) to pay all accrued and unpaid dividends on the Preferred Stock and the parity securities, pro rata, based on the unpaid amount thereof, if there are any accrued and unpaid dividends on the Preferred Stock or such parity securities, and (ii) to pay the holders of Preferred Stock and the parity securities, pro rata based on their respective liquidation preferences, if there are no accrued and unpaid dividends on the Preferred Stock or such parity securities.

The holders of Preferred Stock will be entitled to receive, with respect to any distribution of cash or other property made to holders of Class A common stock, the amount that such holders of Preferred Stock would have been entitled to receive if the Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the Certificate) to Class A common stock on the record date for such distribution, which amounts will be paid pari passu with all holders of Class A common stock.

Liquidation Rights. Upon Earthstone’s voluntary or involuntary liquidation, dissolution or winding up, holders of Preferred Stock will be entitled to receive a liquidation preference equal to the original issuance price of $1,000 per share plus the amount attributable to any increase in the liquidation preference as described under “—Dividend Rights,” together with any accrued and unpaid dividends to the date of payment, before any payment or distribution is made to holders of Class A common stock or other junior securities. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to shares of Preferred Stock and all parity securities are not paid in full, the holders of shares of Preferred Stock and the holders of the parity securities will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and the amount equal to all accrued and unpaid dividends to which each such holder is entitled. Notwithstanding the foregoing, if, in the event of any liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up) of Earthstone, the aggregate amount that the holders of Preferred Stock would have been entitled to receive in respect of the Preferred Stock if the Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the Certificate) to Class A common stock immediately prior to such liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up) of Earthstone (the “As-Converted Amount”) is greater than the aggregate amount of the liquidation preference otherwise payable to the holders of Preferred Stock, then the holders of Preferred Stock will, in lieu of receiving such aggregate liquidation preference, instead receive the As-Converted Amount, which As-Converted Amount will be paid pari passu with all holders of Class A common stock.

Unless the holders of 95% of the outstanding Preferred Stock agree otherwise, each of the following events would be deemed a liquidation, dissolution or winding up for purposes of determining the rights of holders of Preferred Stock:

•    the acquisition by any person or group, other than a holder of 5% or more of the Class A common stock on the initial issue date of the Preferred Stock, of securities (excluding shares of Class A common stock issuable upon conversion of the Preferred Stock) representing more than 35% of the voting power of our equity securities;

•    our approval of the sale of substantially all of Earthstone’s assets; or

•    approval by Earthstone’s stockholders of its merger or consolidation with another entity in certain circumstances.

Each share of Preferred Stock will convert into a number of shares of Class A common stock determined by dividing the liquidation preference of the Preferred Stock, which is equal to the initial liquidation preference plus the amount of any accrued and unpaid dividends through the date of conversion, by the conversion price. Initially, the liquidation preference is equal to $280 million, and the conversion price is $11.10. Thus, initially, each share of Preferred Stock will be convertible into 90.0900900900901 shares of Class A common stock and each fractional share of Preferred Stock will be convertible into a proportionate number of shares of Class A common stock. The initial conversion price is subject to adjustment in certain circumstances, including stock splits, stock dividends, rights offerings, or combinations of our Common Stock. The liquidation preference will be increased if any accrued dividend is not paid in cash on the applicable dividend payment date, by an amount equal to the amount of the unpaid dividend, as described under “—Dividend Rights.” Any decrease in the conversion price or increase in the liquidation preference will result in a corresponding increase in the conversion rate of the Preferred Stock, and any increase in the conversion price will result in a corresponding decrease in the conversion rate.

No fractional shares of Class A common stock will be issued upon conversion of shares of Preferred Stock. All shares, including fractional shares, of Class A common stock issuable to a holder of Preferred Stock will be aggregated. If after such aggregation, the conversion would result in the issuance of a fractional share of Class A common stock, the fraction will be rounded up or down to the nearest whole number of shares.

Upon any reorganization or reclassification of our capital stock, any consolidation or merger with or into another company or any sale of all or substantially all of our assets to another company (if such transaction is not treated as a liquidation), we or such successor entity, as the case may be, will make appropriate provision so that each share of Preferred Stock then outstanding will be convertible into the kind and amount of securities, cash and other property receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder or the number of shares of Class A common stock into which such share of Preferred Stock might have been converted immediately before such transaction, subject to such adjustment as shall be as nearly equivalent as may be practicable to the adjustments described above.

Redemption.    Earthstone will be required to redeem all of the outstanding shares of Preferred Stock if the Preferred Stock has not been converted into Class A common stock on or before November 22, 2025. Upon redemption, each holder of Preferred Stock will be entitled to receive in respect of each share of Preferred Stock held by such holder cash in the amount of the then-current liquidation preference, including all accrued and unpaid dividends through the date of redemption.

Voting.

       (a)    Except as otherwise provided in our Certificate of Incorporation or the Certificate or as expressly required by law, the holders of Preferred Stock have no voting rights, including the right to elect any directors, and their consent is not be required for taking any corporate action, except for any voting rights (including with respect to corporate actions) required by the DGCL, the Certificate of Incorporation or the Certificate.

(b)    The holders of not less than 10% of the shares of Preferred Stock outstanding may request the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chief Executive Officer, an Executive Vice President or the Secretary of Earthstone. Notice of such meeting shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to such holder at such holder’s last address as the same appears on the books of Earthstone. Such meeting shall be called for a time not earlier than ten days and not later than 60 days after such request and shall be held at such place as specified in such request. If such meeting shall not be called within ten days after such request, then the holders of not less than 10% of the shares of Preferred Stock outstanding may designate in writing any holder of Preferred Stock to call such meeting on similar notice at the expense of Earthstone. Any holder of Preferred Stock so designated shall have access to the stock books of Earthstone relating to Preferred Stock for the purpose of calling a meeting of the holders pursuant to these provisions.

(c)    With respect to actions by the holders of Preferred Stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a meeting by the written consent of such holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all holders of the Preferred Stock entitled to vote were present and voted.

Restriction and Limitations. Except as required by law, so long as any shares of Preferred Stock remain outstanding, Earthstone shall not, without the approval by the vote or written consent of the holders of at least 95% of the then outstanding shares of the Preferred Stock, voting together as a single class:

(a)    take any action including, without limitation, amending, altering, waiving, or modifying any provision of our Certificate of Incorporation or Bylaws which would adversely affect or otherwise impair any of the rights, preferences, privileges, qualifications, limitations or restrictions of, or applicable to, the holders of Preferred Stock;

(b)    authorize, issue or increase the authorized amount of any class of senior securities or parity securities;

(c)    increase or decrease (other than by redemption or conversion) the authorized number of shares of Preferred Stock;

(d)    enter into any agreement regarding, or any transaction or series of transactions resulting in, a change of control unless provision is made in the agreement effecting such transaction for the payment to the holders of Preferred Stock of the amounts payable in the event of liquidation;

(e)    cause EEH to issue additional Series A Preferred Units of EEH (“Series A Preferred Units”) (unless in connection with the issuance of Series A Preferred Stock expressly permitted by the Certificate) or any securities of EEH that are pari passu with or senior to the Series A Preferred Units; or

(f)    amend or cause to be amended the EEH LLC Agreement in any manner that would adversely affect the Series A Preferred Units or the Preferred Stock.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our Certificate of Incorporation and Bylaws contain provisions that (unless, as a general matter, a preferred stock designation provides otherwise for that series of preferred stock):

•    permit Earthstone to issue, without any further vote or action by our stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series;

•    provide that special meetings of Earthstone stockholders may only be called by an officer of Earthstone upon the written request of a majority of the Board;

•    our Board be classified into three classes: Class I, Class II, and Class III, each class having a three-year term of office. Under the DGCL, stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. Our Certificate of Incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause.” The likely effect of the classification of the board of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the Board will need at least two annual meetings of stockholders to effect this change;

•    provide that the authorized number of directors may be changed only by resolution of our Board;

•    provide that all vacancies, including newly created directorships shall be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•    provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice; and

•    provide that amendments to certain provisions of the Certificate of Incorporation require the approval of the holders of not less than 66-2/3% of the outstanding shares of the capital stock entitled to vote generally in the election of directors.

Delaware Law

Earthstone is subject to the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in the manner, summarized below. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” generally is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
(1)    before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(2)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
(3)    at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
The existence of this provision may have an anti-takeover effect with respect to transactions our Board does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for the shares of Class A common stock held by stockholders.

Section 203 could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. It may also have the effect of preventing changes in our management. It is possible that Section 203 could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.
The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or its voting stock is held of record by more than 2,000 stockholders.

Because our Certificate of Incorporation and Bylaws do not include any provision to “opt-out” of Section 203 of the DGCL, the statute will apply to business combinations involving us.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock and Class B common stock is Direct Transfer, LLC, One Glenwood Avenue, Suite 1001, Raleigh, North Carolina 27603. Its telephone number is (919) 744-2722.

Limitations of Liability and Indemnification

The Certificate of Incorporation contains provisions that limit the liability of Earthstone’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, Earthstone’s directors are not personally liable to Earthstone or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•    any breach of their duty of loyalty to Earthstone or its stockholders;

•    any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•    unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•    any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Earthstone’s directors will be further limited to the greatest extent permitted by the DGCL.

The Certificate of Incorporation provides that Earthstone will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of Earthstone’s directors or officers or is or was serving at Earthstone’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Certificate of Incorporation provides that Earthstone may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of Earthstone’s employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Further, Earthstone has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require Earthstone, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require Earthstone to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. Earthstone believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in the Certificate of Incorporation and in indemnification agreements that Earthstone has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against its directors and executive officers, even though an action, if successful, might benefit Earthstone and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that Earthstone pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

Earthstone has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to Earthstone with respect to payments that may be made by it to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of Earthstone’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Earthstone has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

The Class A common stock is listed on the NYSE under the trading symbol “ESTE.”

PLAN OF DISTRIBUTION

The selling stockholders may use any one or more of the following methods when selling shares of our Class A common stock under this prospectus:

•    underwritten transactions;

•    privately negotiated transactions;

•    exchange distributions, distributions to beneficial owners and/or secondary distributions;

•    sales in the over-the-counter market;

•    ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•    broker-dealers may agree with a selling stockholder to sell a specified number of such stock at a stipulated price per share;

•    a block trade (which may involve cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•    purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•    short sales and delivery of shares of our Class A common stock to close out short positions;

•    sales by broker-dealers of shares of our Class A common stock that are loaned or pledged to such broker-dealers;

•    a combination of any such methods of sale; and

•    any other method permitted pursuant to applicable law.

A selling stockholder may also sell our Class A common stock under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus.

We will bear all fees and expenses incident to our obligation to register the shares of our Class A common stock.

We may prepare prospectus supplements for secondary offerings that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the shares, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

A selling stockholder may fix a price or prices of our shares of Class A common stock at:

•    market prices prevailing at the time of any sale under this registration statement;

•    prices related to market prices; or

•    negotiated prices.

A selling stockholder may change the price of the shares offered from time to time.

A selling stockholder, or agents designated by it, may directly solicit, from time to time, offers to purchase the shares. Any such agent may be deemed to be an “underwriter” as that term is defined in the Securities Act. Any agents involved in the offer or sale of the shares and any commissions payable by a selling stockholder to these agents will be named and described in any applicable prospectus supplement. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If any selling stockholder utilizes any underwriters in the sale of the shares in respect of which this prospectus is delivered, we and the selling stockholder will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the shares in respect of which this prospectus is delivered to the public. The underwriters may also be our or the selling stockholders’ customers or may engage in transactions with or perform services for us or any selling stockholder in the ordinary course of business.

If any selling stockholder utilizes a dealer in the sale of the shares in respect of which this prospectus is delivered, the selling stockholder will sell those shares to the dealer, as principal. The dealer may then resell those shares to the public at varying prices to be determined by the dealer at the time of resale. The dealers may also be our or the selling stockholder’s customers or may engage in transactions with, or perform services for us or the selling stockholder in the ordinary course of business.

Offers to purchase shares may be solicited directly by any selling stockholder and the sale thereof may be made by the selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in any applicable prospectus supplement relating thereto.

We or any selling stockholder may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the shares, including liabilities arising under the Securities Act.

The selling stockholders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act.

In addition, any selling stockholder may enter into derivative transactions with third parties, or sell shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use the shares pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).

In addition, a selling stockholder may otherwise loan or pledge shares to a financial institution or other third party that in turn may sell the shares short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our shares or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in any applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us or the selling stockholders, or perform services for us or the selling stockholders, in the ordinary course of business for which they receive compensation.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

There can be no assurance that the selling stockholders will sell any or all of the shares of our Class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

Jones & Keller, P.C., Denver, Colorado, will pass upon the validity of our Class A common stock offered hereby on behalf of Earthstone Energy, Inc. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents by counsel that we may name in any applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Earthstone Energy, Inc. incorporated in this prospectus by reference from Earthstone Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 and the effectiveness of internal control over financial reporting have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Chisholm Energy Holdings, LLC as of December 31, 2021 and 2020 and for the years then ended incorporated in this Prospectus by reference from Earthstone Energy, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 22, 2022 have been audited by Moss Adams LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Chisholm Energy Holdings, LLC as of and for the year ended December 31, 2019, appearing in Earthstone Energy, Inc.’s Current Report (Form 8-K/A) incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Bighorn Permian Resources, LLC as of December 31, 2021 (successor) and December 31, 2020 (predecessor) and for the period from February 2, 2021 to December 31, 2021 (successor), the period from January 1, 2021 to February 1, 2021 (predecessor) and for the year ended December 31, 2020 (predecessor) incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The information incorporated by reference in this prospectus regarding estimated quantities of proved reserves of Earthstone Energy, Inc. as of December 31, 2021 using SEC guidelines, were prepared or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. These estimates are incorporated by reference in this prospectus in reliance on the authority of such firm as experts in petroleum engineering.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus except for any information that is superseded by information included directly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

The following documents previously filed by us with the SEC are incorporated by reference in this prospectus:

•    our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 9, 2022;

•    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 4, 2022;

•    our Current Reports on Form 8-K filed with the SEC on January 14, 2022, February 2, 2022, February 18, 2022, April 1, 2022, April 6, 2022, April 7, 2022, April 13, 2022, April 18, 2022, May 2, 2022, June 2, 2022, June 9, 2022 and June 29, 2022, and on Form 8-K/A filed on March 1, 2022 and June 22, 2022; and

•    the description of the Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 9, 2017 and any amendments or reports filed for the purpose of updating that description.

We are also incorporating by reference into this prospectus any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents that we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this registration statement are terminated shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You should direct any requests for documents to the following address or telephone number:

Earthstone Energy, Inc.
Attention: Secretary
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX  77380
(281) 298-4246

    You should rely only on the information contained or incorporated by reference into this prospectus or in any prospectus supplement.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the securities offered hereby.

SEC registration fee	$ 25,686
Accountants’ fees and expenses	*
Legal fees and expenses	*
Miscellaneous	*
Total	*

* These fees are estimated and subject to the number and nature of future issuances and, accordingly, cannot be precisely estimated at this time.

Item 15.        Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Certificate of Incorporation contains provisions that limit the liability of Earthstone’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, Earthstone’s directors are not personally liable to Earthstone or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•    any breach of their duty of loyalty to Earthstone or its stockholders;

•    any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•    unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•    any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Earthstone’s directors will be further limited to the greatest extent permitted by the DGCL.

The Certificate of Incorporation provides that Earthstone will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of Earthstone’s directors or officers or is or was serving at Earthstone’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Certificate of Incorporation provides that Earthstone may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of Earthstone’s employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Further, Earthstone has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require Earthstone, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require Earthstone to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. Earthstone believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in the Certificate of Incorporation and in indemnification agreements that Earthstone has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against its directors and executive officers, even though an action, if successful, might benefit Earthstone and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that Earthstone pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

Earthstone has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to Earthstone with respect to payments that may be made by it to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of Earthstone’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.

Item 16.        Exhibits.

		Incorporated by Reference
Exhibit No.	Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
2.1	Purchase and Sale Agreement dated December 15, 2021 by and between Chisholm Energy Operating, LLC and Chisholm Energy Agent, Inc., Earthstone Energy Holdings, LLC and Earthstone Energy, Inc.	8-K	001-35049	2.1	December 17, 2021
3.1	Third Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc. dated May 9, 2017.	8-A	001-35049	3.1	May 9, 2017
3.1(a)	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc. dated July 20, 2021.	8-K	001-35049	3.1	July 23, 2021
3.2	Amended and Restated Bylaws of Earthstone Energy, Inc. dated February 26, 2010.	8-K	001-35049	3(ii)	March 3, 2010
3.2(a)	First Amendment to the Amended and Restated Bylaws of Earthstone Energy, Inc. dated November 22, 2011.	8-K	001-35049	3(ii)c	November 23, 2011
3.2(b)	Second Amendment to the Amended and Restated Bylaws of Earthstone Energy, Inc. dated October 22, 2015.	8-K	001-35049	3.2	October 26, 2015
3.3	Certificate of Designation, Preferences, Rights and Limitations of the Series A Convertible Preferred Stock.	8-K	001-35049	3.1	April 18, 2022
4.1	Specimen Class A common stock Certificate of Earthstone Energy, Inc.	8-K	001-35049	4.1	May 15, 2017
5.1	Opinion of Jones & Keller, P.C. as to the legality of the securities being registered.					X
10.1	Registration Rights Agreement dated February 15, 2022 by and among Earthstone Energy, Inc., Chisholm Energy Operating, LLC, and Chisholm Energy Holdings, LLC.	8-K	001-35049	10.1	February 18, 2022
23.1	Consent of Moss Adams LLP.					X
23.2	Consent of Moss Adams LLP.					X
23.3	Consent of Ernst & Young LLP.					X
23.4	Consent of Cawley, Gillespie & Associates, Inc.					X
23.5	Consent of Deloitte & Touche LLP.					X
23.6	Consent of Jones & Keller, P.C. (contained in Exhibit 5.1).					X
24.1	Power of Attorney (included on the signature pages of the Registration Statement).					X
107	Filing fee table.					X

Item 17.        Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on July 5, 2022.

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Robert J. Anderson President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert J. Anderson and Tony Oviedo, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- and post- effective amendments to this registration statement (including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 5, 2022.

Signature	Title

/s/ Frank A. Lodzinski	Executive Chairman of the Board of Directors
Frank A. Lodzinski

/s/ Robert J. Anderson	Director, President and Chief Executive Officer (Principal Executive Officer)
Robert J. Anderson

/s/ Tony Oviedo	Executive Vice President, Accounting and Administration (Principal Financial Officer and Principal Accounting Officer)
Tony Oviedo

/s/ Frost W. Cochran	Director
Frost W. Cochran

/s/ David S. Habachy	Director
David S. Habachy

/s/ Jay F. Joliat	Director
Jay F. Joliat

/s/ Phil D. Kramer	Director
Phil D. Kramer

/s/ Ray Singleton	Director
Ray Singleton

/s/ Douglas E. Swanson, Jr.	Director
Douglas E. Swanson, Jr.

/s/ Brad A. Thielemann	Director
Brad A. Thielemann

/s/ Zachary G. Urban	Director
Zachary G. Urban

/s/ Robert L. Zorich	Director
Robert L. Zorich